Exhibit 10.20

AMENDMENT NO. 2
TO MASTER REPURCHASE AGREEMENT
Amendment No. 2 to Master Repurchase Agreement, dated as of June 10, 2015 (this “Amendment”), by and between Bank of America, N.A. (“Buyer”) and Stonegate Mortgage Corporation (“Seller”).
RECITALS
Buyer and Seller are parties to that certain Master Repurchase Agreement, dated as of February 28, 2013 (as amended from time to time, the “Existing Master Repurchase Agreement”; and as amended by this Amendment, the “Master Repurchase Agreement”).
Buyer and Seller have agreed, subject to the terms and conditions of this Amendment, that the Existing Master Repurchase Agreement be amended to reflect certain agreed upon revisions to the terms of the Existing Master Repurchase Agreement.
Accordingly, Buyer and Seller hereby agree, in consideration of the mutual promises and mutual obligations set forth herein, that the Existing Master Repurchase Agreement is hereby amended as follows:
Section 1.Delivery of Mortgage Loan Documents. Section 3.3 of the Existing Master Repurchase Agreement is hereby amended by deleting clause (d) in its entirety and replacing it with the following:

(d)
Government Mortgage Loans. With respect to a Transaction the subject of which is a Government Mortgage Loan, Seller shall, at the request of Buyer, deliver to Buyer or its Custodian, within forty five (45) calendar days following the Purchase Date for such Mortgage Loan, the FHA Mortgage Insurance Contract, the VA Loan Guaranty Agreement or the RD Loan Guaranty Agreement, as applicable, or evidence of such insurance or guaranty, as applicable, including proof of payment of the premium and the case number so Buyer can access the information on the computer system maintained by FHA, the VA or the RD.

Section 2.Increased Costs. Section 4.6 of the Existing Master Repurchase Agreement is hereby amended by deleting clause (a) in its entirety and replacing it with the following:

(a)
Notwithstanding anything to the contrary in this Agreement, if Buyer determines that if any change in any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority or any change in the interpretation or application thereof or compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof (i) subjects Buyer to any tax of any kind whatsoever with respect to this Agreement or any Purchased Assets (excluding Excluded Taxes) or changes the basis of taxation of payments to Buyer in respect thereof, (ii) imposes, modifies or holds applicable any reserve, special deposit, compulsory advance or similar requirement against assets held by deposits or other liabilities in or for the account of Transactions or extensions of credit by, or any other acquisition of funds by any office of Buyer which is not otherwise included in the determination of the Applicable Pricing Rate hereunder, or (iii) imposes on Buyer any other condition, the result of which is to increase the cost to Buyer, by an amount which Buyer deems to be material, of effecting or maintaining purchases hereunder, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, Seller shall promptly pay Buyer such additional amount or amounts as will compensate Buyer for such increased cost or reduced amount receivable thereafter incurred.
Section 3.Method of Payment. Section 4.9 of the Existing Master Repurchase Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

4.9
Method of Payment. Except as otherwise specifically provided herein, all payments hereunder must be received by Buyer on the date when due and shall be made in United States dollars by wire transfer of immediately available funds in accordance with Buyer’s wire instructions set forth on Exhibit B or Exhibit J, as applicable. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day, and with respect to payments of the Purchase Price, the Price Differential thereon shall be payable at the Applicable Pricing Rate during such extension. All payments made by or on behalf of Seller with respect to any Transaction shall be applied to Seller’s account in accordance with Section 3.5(b)(ii) and Section 4.8 above and shall be made in such amounts as may be necessary in order that all such payments after withholding for or on account of any present or future Taxes imposed by any Governmental Authority, other than any Excluded Taxes, compensate Buyer for any additional cost or reduced amount receivable of making or maintaining Transactions as a result of such Taxes. All payments to be made by or on behalf of Seller with respect to any Transaction shall be made without set-off, counterclaim or other defense.

Section 4.Servicing. Section 6.2 of the Existing Master Repurchase Agreement is hereby amended by deleting clauses (c) and (e)(i) in their entirety and replacing them with the following:

(c)
Interim Servicing Period; No Servicing Fee or Income. For each Transaction, Seller’s or the Servicer’s, as applicable, right to interim service a Purchased Mortgage Loan shall commence on the related Purchase Date and shall automatically terminate without notice on the earlier of (i) sixty (60) days after the related Purchase Date or (ii) the Repurchase Date. If the interim servicing period expires with respect to any Purchased Mortgage Loan for any reason other than Seller repurchasing such Purchased Mortgage Loan, then such interim servicing period shall automatically terminate if not renewed by Buyer. In connection with any such renewal, Seller or the Servicer, as applicable, shall continue to interim service the Purchased Mortgage Loan for a thirty (30) day extension period. Absent any such extension of the interim servicing period, Seller or the Servicer, as applicable, shall transfer servicing of the Purchased Mortgage Loan (which shall include the delivery of all Servicing Records related to such Purchased Mortgage Loan) to Buyer or its designee in accordance with the instructions of Buyer and any other applicable requirements of this Agreement. For the avoidance of doubt, upon expiration of the interim servicing period (including the expiration of any extension period) with respect to any Purchased Mortgage Loan, Seller shall have no right to service the related Purchased Mortgage Loan nor shall Buyer have any obligation to extend the interim servicing period (or continue to extend the interim servicing period), it being understood that upon such expiration, Seller shall promptly transfer the servicing of the related Purchased Mortgage Loan to Buyer or its designee in accordance with the instructions of Buyer and any other applicable requirements of this Agreement. Buyer shall have no obligation to pay Seller or the Servicer, as applicable, nor shall Seller or the Servicer, as applicable, have any right to deduct or retain, any servicing fee or similar compensation in connection with the interim servicing of a Purchased Mortgage Loan.

(i)
Subservice and administer the Purchased Mortgage Loans on behalf of Buyer in accordance with prudent mortgage loan servicing standards and procedures generally accepted in the mortgage banking industry and in accordance with the degree of care and servicing standards generally prevailing in the industry, including all applicable requirements of the Agency Guides, applicable law, FHA Regulations, VA Regulations and RD Regulations, the requirements of any Insurer, as applicable, and the requirements of any applicable Purchase Commitment and the related Approved Investor, so that neither the eligibility of the Purchased Mortgage Loan and any related Mortgage-Backed Security for purchase under such Purchase Commitment nor the FHA Mortgage Insurance, VA Loan Guaranty Agreement, RD Loan Guaranty Agreement or any other applicable insurance or guarantee in respect of any such Purchased Mortgage Loan, if any, is voided or reduced by such servicing and administration;

Section 5.All Transactions. Section 7.2 of the Existing Master Repurchase Agreement is hereby amended by deleting clauses (a)(iv) and (v) and replacing them with the following:

(iv)
for each Mortgage Loan (including, without limitation, any Correspondent Mortgage Loan) that is subject to the proposed Transaction that is also subject to a security interest (including any precautionary security interest) immediately prior to the Purchase Date, a Warehouse Lender’s Release or Seller’s Release, as applicable, for such Mortgage Loan that is duly executed by the appropriate party(ies) thereto. Such secured party shall have filed Uniform Commercial Code termination statements in respect of any Uniform Commercial Code filings made in respect of such Loan, and each such release and Uniform Commercial Code termination statement has been delivered to Buyer prior to each Transaction and to the Custodian as part of the Mortgage Loan File;

(v)
a schedule identifying each Asset subject to the proposed Transaction as either a Safe Harbor Qualified Mortgage, a Rebuttable Presumption Qualified Mortgage, a Permitted Non-Qualified Mortgage Loan or a Bond Loan - 1st Lien, as applicable; and

Section 6.Representations and Warranties Concerning Seller. Section 8.1 of the Existing Master Repurchase Agreement is hereby amended by:
1.deleting clause (j) in its entirety and replacing it with the following:

(j)
Payment of Taxes. Seller has timely filed all Tax returns and reports required to be filed and has paid all taxes, assessments, fees and other governmental charges levied upon it or its property or income (whether or not shown on such Tax returns) that are due and payable, including interest and penalties, or has provided adequate reserves for the payment thereof in accordance with GAAP. Any Taxes, fees and other governmental charges payable by Seller in connection with a Transaction and the execution and delivery of the Principal Agreements have been paid.
2.deleting clause (l) in its entirety and replacing it with the following:

(l)
ERISA. Seller and each Plan is in compliance in all material respects with the requirements of ERISA and the Code, and no Reportable Event has occurred with respect to any Plan maintained by Seller or any of its ERISA Affiliates. The present value of all accumulated benefit obligations under each Plan subject to Title IV of ERISA or Section 412 of the Code (based on the assumptions used for purposes of Accounting Standards Codification (ASC) 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all Plans (based on the assumptions used for purposes of ASC 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such Plans. Seller and its Subsidiaries and their ERISA Affiliates do not provide any material medical or health benefits to former employees other than as required by the Consolidated Omnibus Budget Reconciliation Act, as amended, or similar state or local law (collectively, “COBRA”) at no cost to the employer. The assets of Seller are not “plan assets” within the meaning of 29 CFR 2510.3-101 as modified by section 3(42) of ERISA.

3.deleting clause (m) in its entirety and replacing it with the following:

(m)
Approved Mortgagee. To the extent Seller has previously received the applicable Approval, Seller is an approved FHA, VA, RD, Ginnie Mae, Fannie Mae and/or Freddie Mac seller, issuer, mortgagee and/or servicer and is in good standing with these agencies.

4.deleting clause (y) in its entirety and replacing it with the following:

(y)
Agency Approvals. Seller has all requisite Approvals and is in good standing with each Agency, with no event having occurred or Seller having any reason whatsoever to believe or suspect will occur, including, without limitation, a change in insurance coverage which would either make the Seller unable to comply with the eligibility requirements for maintaining all such applicable approvals or require notification to the relevant Agency or to HUD, FHA, VA or RD.

5.deleting clause (aa) in its entirety and replacing it with the following:

(aa)
No Adverse Actions. Seller has not received from any Agency, HUD, the FHA, the VA or the RD a notice of extinguishment or a notice indicating material breach, default or material non-compliance which Buyer reasonably determines may entitle such Agency or HUD, the FHA, the VA or the RD to terminate, suspend, sanction or levy penalties against Seller, or a notice from any Agency, HUD, the FHA, the VA or the RD indicating any adverse fact or circumstance in respect of Seller which Buyer reasonably determines may entitle such Agency or HUD, the FHA, the VA or the RD, as the case may be, to revoke any Approval or otherwise terminate, suspend Seller as an approved issuer, seller or servicer, as applicable, or with respect to which such adverse fact or circumstance has caused any Agency, HUD, the FHA, the VA or the RD to terminate Seller.

Section 7.Financial Statements and Other Reports. Section 9.1 of the Existing Master Repurchase Agreement is hereby amended by deleting clauses (b) and (g) in their entirety and replacing them with the following, respectively:

(b)
Annual Statements. Within ninety (90) days following the end of Seller’s fiscal year, Seller shall deliver to Buyer audited financial statements of Seller, including statements of income and changes in shareholders’ equity (or its equivalent) for such fiscal year and the related balance sheet as at the end of such fiscal year, all in reasonable detail and accompanied by an unqualified opinion of a certified public accounting firm reasonably satisfactory to Buyer including a management representation letter signed by the chief financial officer of Seller stating that the financial statements fairly present the financial condition and results of operations of Seller as of the end of, and for, such year.

(g)
Reports and Information Regarding Purchased Assets. Seller shall deliver to Buyer, with reasonable promptness upon Buyer’s request: (i) copies of any reports related to the Purchased Assets, (ii) copies of all documentation in connection with the underwriting and origination of any Purchased Asset that evidences compliance with, (x) with respect to all Purchased Assets other than a Bond Loan - 1st Lien, the Ability to Repay Rule and, (y) with respect to all Purchased Assets other than a Bond Loan - 1st Lien and a Permitted Non-Qualified Mortgage Loan, the QM Rule, as applicable, and (iii) any other information in Seller’s possession related to the Purchased Assets.

Section 8.Notice. Section 9.3 of the Existing Master Repurchase Agreement is hereby amended by deleting clauses (b), (n) and (o) in their entirety and replacing them with the following:

(b)
any action, suit or proceeding instituted by or against Seller in any federal or state court or before any commission or other regulatory body (federal, state or local, foreign or domestic), or any such action, suit or proceeding threatened against Seller, in any case, if such action, suit or proceeding, or any such action, suit or proceeding threatened against Seller, (i) involves a potential liability, on an individual or aggregate basis, equal to or greater than ten percent (10%) of Seller’s Tangible Net Worth, (ii) is reasonably likely to result in a Material Adverse Effect if determined adversely, (iii) questions or challenges the validity or enforceability of any of the Principal Agreements or (iv) questions or challenges compliance of any Purchased Asset with, (x) with respect to any Purchased Asset other than a Bond Loan - 1st Lien, the Ability to Repay Rule or, (y) with respect to any Purchased Asset other than a Bond Loan - 1st Lien and a Permitted Non-Qualified Mortgage Loan, the QM Rule;

(n)
upon Seller becoming aware of any penalties, sanctions or charges levied, or threatened to be levied, against Seller or any change or threatened change in Approval status, or the commencement of any Agency Audit, investigation, or the institution of any action or the threat of institution of any action against Seller by any Agency, HUD, the FHA, the VA or the RD or any other agency, or any supervisory or regulatory Governmental Authority supervising or regulating the origination or servicing of mortgage loans by, or the issuer or seller status of, Seller;

(o)
with respect to a Purchased Mortgage Loan that is a Government Mortgage Loan, upon Seller becoming aware of any fact or circumstance which would cause (a) such Mortgage Loan to be ineligible for FHA Mortgage Insurance, a VA loan guaranty or a RD loan guaranty, as applicable, (b) the FHA, the VA or the RD to deny or reject a Mortgagor’s application for FHA Mortgage Insurance, a VA loan guaranty or a RD loan guaranty, respectively, or (c) the FHA, the VA or the RD to deny or reject any claim under any FHA Mortgage Insurance Contract, a VA Loan Guaranty Agreement or a RD Loan Guaranty Agreement, respectively;
Section 9.Existence, Etc.. Section 9.4 of the Existing Master Repurchase Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

9.4
Seller shall (i) preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises necessary for Seller to conduct its business and to perform its obligations under the Principal Agreements, (ii) comply with the requirements of all applicable laws, rules, regulations and orders of Governmental Authorities (including, without limitation, truth in lending, real estate settlement procedures and all environmental laws) if the failure to comply with such requirements would be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect, (iii) maintain adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, and (iv) pay and discharge all Taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its properties prior to the date on which penalties attach thereto, except for any such Tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained in accordance with GAAP.

Section 10.Events of Default. Section 11.1 of the Existing Master Repurchase Agreement is hereby amended by:
1.deleting clause (l) in its entirety and replacing it with the following:

(l)
Seller or any Subsidiary of Seller or any ERISA Affiliate, in each case, as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and the plan sponsor of such Multiemployer Plan shall have notified such withdrawing employer that such employer has incurred a withdrawal liability in (i) an annual amount exceeding fifty thousand ($50,000) dollars, or (ii) an aggregate amount exceeding five hundred thousand ($500,000) dollars;

2.deleting clause (m) in its entirety and replacing it with the following:

(m)
(i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) a determination that a Plan is “at risk” (within the meaning of Section 303 of ERISA) or any Lien in favor of the PBGC or a Plan shall arise on the assets of Buyer or any ERISA Affiliate, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of Buyer, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) Seller or any ERISA Affiliate shall file an application for a minimum funding waiver under section 302 of ERISA or section 412 of the Code with respect to any Plan, (v) any obligation for post-retirement medical costs (other than as required by COBRA) exists, or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect or (vii) the assets of Seller, any Subsidiary of Seller, or any ERISA Affiliate become plan assets within the meaning of 29 CFR 2510.3-101 as modified by section 3(42) of ERISA;

3.(a) deleting the “.” at the end of clause (x) and replacing it with “; or” and (b) adding the following:

(y)
Seller’s audited financial statements or notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of Seller as a “going concern” or reference of similar import.

4.deleting the last paragraph of such section in its entirety and replacing it with the following:
With respect to any Event of Default which requires a determination to be made as to whether such Event of Default has occurred, such determination shall be made in Buyer’s discretion and Seller hereby agrees to be bound by and comply with any such determination by Buyer. An Event of Default shall be deemed to be continuing unless expressly waived by Buyer in writing.
Section 11.Payment of Taxes. Section 12.3 of the Existing Master Repurchase Agreement is hereby amended by deleting clause (a), (b), (c) and (d) in their entirety and replacing them with the following:

(a)
All payments made by Seller under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties, deductions, charges, assessments, fees or withholdings (including backup withholdings), and all liabilities (including penalties, interest and additions to tax) with respect thereto imposed by any Governmental Authority (collectively, “Taxes”), but excluding income taxes (however denominated), branch profits taxes and franchise taxes imposed by the United States, a state or a foreign jurisdiction under the laws of which Buyer is organized or of its applicable lending office, or any political subdivision thereof (such exclusions from Taxes, “Excluded Taxes”), all of which shall be paid by Seller for its own account not later than the date when due. If Seller is required by law or regulation to deduct or withhold any Taxes from or in respect of any amount payable hereunder, it shall: (i) make such deduction or withholding; (ii) pay the amount so deducted or withheld to the appropriate Governmental Authority not later than the date when due; (iii) deliver to Buyer, promptly, original tax receipts and other evidence satisfactory to Buyer of the payment when due of the full amount of such Taxes; and (iv) pay to Buyer such additional amounts as may be necessary so that such Buyer receives, free and clear of all Indemnified Taxes (as defined below), a net amount equal to the amount it would have received under this Agreement, as if no such deduction or withholding had been made. In addition, Seller agrees to timely pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp, court or documentary taxes, intangible, filing, excise, property or similar Taxes (including, without limitation, mortgage recording taxes, transfer taxes and similar fees) imposed by any Governmental Authority that arise from any payment made hereunder or from the execution, delivery, performance or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement (“Other Taxes”). Taxes other than Excluded Taxes shall be referred to in this Agreement as “Indemnified Taxes”.

(b)
Seller shall, within 10 days after demand therefor, indemnify and hold Buyer harmless from and against the full amount of any and all Indemnified Taxes (including any Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and Other Taxes arising with respect to the Purchased Assets, the Principal Agreements and other documents related thereto and fully indemnify and hold Buyer harmless from and against any and all liabilities or expenses with respect to or resulting from any delay or omission to pay such Taxes, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or assessed by the relevant Governmental Authority. A certificate as to the amount of any payment or liability of Buyer with respect to such Indemnified Taxes or Other Taxes delivered to Seller by Buyer shall be conclusive absent manifest error.

(c)
Any Buyer that is not incorporated under the laws of the United States, any State thereof, or the District of Columbia (a “Foreign Buyer”) and that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under this Agreement shall provide Seller with properly completed United States Internal Revenue Service (“IRS”) Form W-8BEN, W-8BEN-E, W-8IMY or W-8ECI or any successor form prescribed by the IRS, certifying that such Foreign Buyer is entitled to benefits under an income tax treaty to which the United States is a party which reduces or eliminates the rate of withholding Tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States on or prior to the date upon which each such Foreign Buyer becomes a Buyer. If an IRS form previously delivered expires or becomes obsolete or inaccurate in any respect, each Foreign Buyer will update such form or promptly notify Seller of its legal inability to do so. For any period with respect to which a Foreign Buyer has failed to provide Seller with the appropriate IRS forms prescribed by this Section 12.3(c) (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which such form originally was required to be provided), such Foreign Buyer shall not be entitled to any “gross-up” of Indemnified Taxes or indemnification under Section 12.3(b) with respect to Taxes imposed by the United States; provided, however, that should a Foreign Buyer, which is otherwise exempt from a withholding tax, become subject to Taxes because of its failure to deliver an IRS form required hereunder, Seller shall take such steps as such Foreign Buyer shall reasonably request to assist such Foreign Buyer to recover such Taxes.

(d)
Nothing contained in this Section 12.3 shall require Buyer to make available any of its tax returns or other information that it deems to be confidential or proprietary or otherwise subject Buyer to any material unreimbursed cost or expense or materially prejudice the legal or commercial position of Buyer.

Section 12.Notice Information. Section 14.11 of the Existing Master Repurchase Agreement is hereby amended by:
1.deleting the address for notices to Buyer in clause (a) in its entirety and replacing it with the following:

If to Buyer:	Bank of America, N.A.
4500 Park Granada
Mail Code: CA7-910-02-38
Calabasas, California 91302
Attention: Adam Gadsby, Managing Director
Telephone: (818) 225-6541
Facsimile: (213) 457-8707
Email: Adam.Gadsby@baml.com

With copies to:

Bank of America, N.A.
One Bryant Park, 11th Floor
Mail Code: NY1-100-11-01
New York, New York 10036
Attention: Eileen Albus, Director, Mortgage Finance
Telephone:  (646) 855-0946
Facsimile:  (646) 855-5050
Email: Eileen.Albus@baml.com

Bank of America, N.A.
50 Rockefeller Plaza
Mail Code: NY1-050-12-01
New York, New York 10020
Attention: Amie Davis, Assistant General Counsel
Telephone: (646) 855-0183
Facsimile: (704) 409-0337
Email: Amie.Davis@bankofamerica.com
2.deleting the address for emails to Buyer in clause (b) in its entirety and replacing it with the following:
If to Buyer:    Adam.Gadsby@baml.com,
Adam.Robitshek@baml.com,
Eileen.Albus@baml.com and
Amie.Davis@bankofamerica.com.
Section 13.Tax Treatment. Section 14.23 of the Existing Master Repurchase Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

14.23
Tax Treatment. Each party to this Agreement acknowledges that it is its intent, solely for purposes of United States federal income tax purposes and any corresponding provisions of state, local and foreign law, but not for bankruptcy or any other non-tax purpose, to treat each Transaction as indebtedness of Seller that is secured by the Purchased Assets and to treat the Purchased Assets as beneficially owned by Seller in the absence of an Event of Default by Seller. All parties to this Agreement agree to such tax treatment and agree to take no action inconsistent with this treatment, unless required by law.

Section 14.Definitions. Exhibit A to the Existing Master Repurchase Agreement is hereby amended by:
1.deleting the definitions of “Agency Audit”, “Agency Eligible Mortgage Loan”, “Agency Guides”, “Approvals”, “Asset Value”, “ERISA Affiliate”, “Government Mortgage Loan”, “Jumbo Mortgage Loan”, “Market Value”, “Merchants Bank Agreement” “Mortgage”, “Mortgage Loan”, “Mortgaged Property”, “Multiemployer Plan”, “Other Mortgage Loan Documents” and “Subsidiary” in their entirety and replacing them with the following, respectively:
Agency Audit: Any Agency, HUD, FHA, VA and RD audits, examinations, evaluations, monitoring reviews and reports of its origination and servicing operations (including those prepared on a contract basis for any such Agency, HUD, FHA, VA or RD).

Agency Eligible Mortgage Loan: Unless defined otherwise in the Transactions Terms Letter, a first lien mortgage loan or a Cooperative Loan that is originated in Strict Compliance with the Agency Guides and the eligibility requirements specified for the applicable Agency Program, and is eligible for sale to or securitization by such Agency.
Agency Guides: The Ginnie Mae Guide, the Fannie Mae Guide, the Freddie Mac Guide, the FHA Regulations, the VA Regulations or the RD Regulations, as the context may require, in each case as such guidelines have been or may be amended, supplemented or otherwise modified from time to time (i) by Ginnie Mae, Fannie Mae, Freddie Mac, the FHA, the VA or the RD, as applicable, in the ordinary course of business and, with respect to material amendments, supplements or other modifications, as to which Buyer shall not have reasonably objected within ten (10) days of receiving notice of such or (ii) by Ginnie Mae, Fannie Mae, Freddie Mac, the FHA, the VA or the RD, as applicable, at the request of Seller and as to which (x) Seller has given notice to Buyer of any such material amendment, supplement or other modification and (y) Buyer shall not have reasonably objected.
Approvals: With respect to Seller or Servicer, the approvals obtained by the applicable Agency, HUD, the VA or the RD in designation of Seller as a Ginnie Mae-approved issuer, a Ginnie Mae-approved servicer, a FHA-approved mortgagee, a VA-approved lender, a RD-approved lender, a Fannie Mae-approved lender or a Freddie Mac-approved Seller/Servicer, as applicable, in good standing.

Asset Value: With respect to each Purchased Asset and any date of determination, an amount equal to the following, as applicable, as the same may be reduced in accordance with Section 4.3, and, in the case of each Purchased Mortgage Loan, as shall include the related Servicing Rights:

(a)    if the Purchased Asset has Standard Status, the product of the related Type Purchase Price Percentage and the least of: (i) the Market Value of such Purchased Asset; (ii) the unpaid principal balance of such Purchased Asset; (iii) the purchase price paid by Seller for such Purchased Asset if it is a Mortgage Loan; and (iv) the Takeout Price committed by the related Approved Investor, as evidenced by the related Purchase Commitment, if applicable;

(b)    if the Purchased Asset is a Noncompliant Asset, the product of the related Type Purchase Price Percentage for a Noncompliant Asset and the least of: (i) the Market Value of such Purchased Asset; (ii) the unpaid principal balance of such Purchased Asset; (iii) the purchase price paid by Seller for such Purchased Asset if it is a Mortgage Loan; and (iv) the Takeout Price committed by the related Approved Investor, as evidenced by the related Purchase Commitment, if applicable; or
(c)    if the Purchased Asset is a Defective Asset, zero.
ERISA Affiliate: Any person (as defined in section 3(9) of ERISA) that together with Seller or any of its Subsidiaries would be a member of the same “controlled group” or treated as a single employer within the meaning of Section 414 of the Code or ERISA Section 4001.
Government Mortgage Loan: Unless defined otherwise in the Transactions Terms Letter, a first lien mortgage loan that is (i) (a) eligible for FHA Mortgage Insurance and is so insured or is subject to a current binding and enforceable commitment for such insurance pursuant to the provisions of the National Housing Act, as amended, and is originated in Strict Compliance with the Ginnie Mae Guide; (b) eligible to be guaranteed by the VA and is so guaranteed or is subject to a current binding and enforceable commitment for such guarantee pursuant to the provisions of the Servicemen’s Readjustment Act, as amended; or (c) eligible to be guaranteed by the RD and is so guaranteed pursuant to the provisions of the RD Regulations; and (ii) is otherwise eligible for inclusion in a Ginnie Mae mortgage-backed security pool.
Jumbo Mortgage Loan: Unless defined otherwise in the Transactions Terms Letter, a first lien mortgage loan or Cooperative Loan (i) that is underwritten as a jumbo Mortgage Loan in compliance with Buyer’s Correspondent Guidelines and (ii) meets the transaction requirements set forth on Schedule 1 or Schedule 2, as applicable, to the Transactions Terms Letter.
Market Value: With respect to an Asset, the fair market value of the Asset as determined by Buyer in its sole good faith discretion without regard to any market value assigned to such Asset by Seller. Buyer’s determination of Market Value shall be conclusive upon the parties, absent manifest error on the part of Buyer. At no time and in no event will the Market Value of a Purchased Asset be greater than the Market Value of such Purchased Asset on the Purchase Date. Any Mortgage Loan that is not an Eligible Asset shall have a Market Value of zero.
Merchants Bank Agreement: That certain Amended and Restated Master Participation Agreement, dated as of July 31, 2014, between Seller and Merchants Bank of Indiana.
Mortgage: A first-lien or second-lien mortgage, deed of trust, security deed or similar instrument on either (i) with respect to a Mortgage Loan other than a Cooperative Loan, improved real property or (ii) with respect to a Cooperative Loan, the Proprietary Lease and related Cooperative Shares.
Mortgage Loan: An Agency Eligible Mortgage Loan, Bond Loan - 1st Lien, Conventional Conforming Mortgage Loan, Cooperative Agency Mortgage Loan, Cooperative Jumbo Mortgage Loan, Texas Cash-Out Refinance Mortgage Loan, FHA Streamline Refinance Mortgage Loan, Government Mortgage Loan, HARP Mortgage Loan, HomePath Mortgage Loan, HomePath Renovation Mortgage Loan, HomeStyle Renovation Mortgage Loan, Jumbo Mortgage Loan (including a Jumbo Interest Only Mortgage Loan and a Jumbo High LTV Mortgage Loan), Manufactured Home Loan and VA Streamline Refinance Mortgage Loan, as further specified in the Transactions Terms Letter, which Mortgage Loan may be either a Dry Mortgage Loan or a Wet Mortgage Loan.
Mortgaged Property: The real property or other Cooperative Loan collateral securing repayment of the debt evidenced by a Mortgage Note.
Multiemployer Plan: A multiemployer plan within the meaning of Sections 3(37) or 4001(a)(3) of ERISA.
Other Mortgage Loan Documents: In addition to the Mortgage Loan Documents, with respect to any Mortgage Loan, the following: (i) the original recorded Mortgage, if not included in the Mortgage Loan Documents; (ii) a copy of the preliminary title commitment showing the policy number or preliminary attorney’s opinion of title and the original policy of mortgagee’s title insurance or unexpired commitment for a policy of mortgagee’s title insurance, if not included in the Mortgage Loan Documents; (iii) the original Closing Protection Letter and a copy of the Irrevocable Closing Instructions; (iv) the original Purchase

Commitment, if any; (v) the original FHA certificate of insurance or commitment to insure, the VA certificate of guaranty or commitment to guaranty, the RD Loan Guaranty Agreement or the Insurer’s certificate or commitment to insure, as applicable; (vi) the survey, flood certificate, hazard insurance policy and flood insurance policy, as applicable; (vii) the original of any assumption, modification, consolidation or extension agreements, with evidence of recording thereon or copies stamp certified by an authorized officer of Seller to have been sent for recording, if any; (viii) copies of each instrument necessary to complete identification of any exception set forth in the exception schedule in the title policy; (ix) the loan application; (x) verification of the Mortgagor’s employment and income, if applicable; (xi) verification of the source and amount of the downpayment; (xii) credit report on Mortgagor; (xiii) appraisal of the Mortgaged Property (or in the case of any HARP Mortgage Loan, an appraisal or a waiver thereof, and/or a point value estimate, as permitted by the applicable Agency Guides); (xiv) the original executed disclosure statement; (xv) Tax receipts, insurance premium receipts, ledger sheets, payment records, insurance claim files and correspondence, current and historical computerized data files, underwriting standards used for origination and all other related papers and records; (xvi) the original of any guarantee executed in connection with the Mortgage Note (if any); (xvii) the original of any security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage; (xviii) all copies of powers of attorney or similar instruments, if applicable; (xix) copies of all documentation in connection with the underwriting and origination of any Purchased Mortgage Loan that evidences compliance with, (1) with respect to all Purchased Mortgage Loans other than a Bond Loan - 1st Lien, the Ability to Repay Rule and, (2) with respect to all Purchased Mortgage Loans other than a Bond Loan - 1st Lien and a Permitted Non-Qualified Mortgage Loan, the QM Rule; and (xx) all other documents relating to the Purchased Mortgage Loan.
Subsidiary: With respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person.
2.deleting clauses (b), (d), (e) and (f) of the definition of “Servicer Termination Event” in their entirety and replacing them with the following:

(b)	Servicer becomes subject to any penalties and/or sanctions by any Agency, HUD, FHA, VA or RD;

(d)
Servicer fails to service the Eligible Assets subject to Transactions materially in accordance with the related Servicing Agreement or otherwise default under the related Servicing Agreement, after giving effect to any applicable notice or grace periods;

(e)
Servicer fails to maintain all state and federal licenses necessary to do business in any jurisdiction where Mortgaged Property is located if such license is required, or to be in compliance with any licensing laws of any jurisdiction where Mortgaged Property is located;

(f)	reserved;

3.deleting clause (j) of the definition of “Purchased Items” in its entirety and replacing it with the following:

(j)
all mortgage and other insurance and all commitments issued by Insurers, the FHA, the VA or the RD, as applicable, to insure or guaranty any Purchased Asset, including, without limitation, all FHA Mortgage Insurance Contracts, VA Loan Guaranty Agreements and RD Loan Guaranty Agreements relating to such Purchased Assets and the right to receive all insurance proceeds and condemnation awards that may be payable in respect of the premises encumbered by any Mortgage; and all other documents or instruments delivered to Buyer in respect of the Purchased Assets;

4.adding the following definitions in their proper alphabetical order:
Assignment of Proprietary Lease: The specific agreement creating a first lien on and pledge of the Cooperative Shares and the appurtenant Proprietary Lease securing a Cooperative Loan.
Bond Loan - 2nd Lien: Unless defined otherwise in the Transactions Terms Letter, a second lien mortgage loan (i) that was originated and underwritten in accordance with a qualifying local or state governmental homeownership program administered by a Housing Finance Agency (as defined under 24 CFR 266.5) and (ii) with respect to which Seller has obtained a Purchase Commitment on or prior to the related Purchase Date.
Code: The Internal Revenue Code of 1986, as amended.
Cooperative Agency Mortgage Loan: An Agency Eligible Mortgage Loan that is a Cooperative Loan.

Cooperative Corporation: With respect to any Cooperative Loan, the cooperative apartment corporation that holds legal title to the related Cooperative Project and grants occupancy rights to units therein to stockholders through Proprietary Leases or similar arrangements.
Cooperative Jumbo Mortgage Loan: A Jumbo Mortgage Loan that is a Cooperative Loan.
Cooperative Loan: A mortgage loan that is secured by a first lien on and perfected security interest in Cooperative Shares and the related Proprietary Lease granting exclusive rights to occupy the related Cooperative Unit in the building owned by the related Cooperative Corporation.
Cooperative Project: With respect to any Cooperative Loan, all real property and improvements thereto and rights therein and thereto owned by a Cooperative Corporation including without limitation the land, separate dwelling units and all common elements.
Cooperative Shares: With respect to any Cooperative Loan, the shares of stock issued by a Cooperative Corporation and allocated to a Cooperative Unit and represented by a Stock Certificate.

Cooperative Unit: With respect to a Cooperative Loan, a specific unit in a Cooperative Project.
Excluded Taxes: As defined in Section 12.3(a).

FHA Streamline Refinance Mortgage Loan: A Government Mortgage Loan originated and underwritten in accordance with the “FHA streamline refinance” program and FHA Regulations.

HomePath Mortgage Loan:  Unless otherwise defined in the Transactions Terms Letter, a Mortgage Loan that fully conforms to Fannie Mae’s HomePath mortgage loan program (as such program is amended, supplemented or otherwise modified, from time to time), and is referred to as a “HomePath Mortgage” by Fannie Mae; provided, that such HomePath mortgage loan is not a “HomePath Renovation Mortgage” pursuant to the terms of such HomePath mortgage loan program.

HomeStyle Renovation Mortgage Loan: Unless otherwise defined in the Transactions Terms Letter, a Mortgage Loan that fully conforms to Fannie Mae’s HomeStyle Renovation mortgage loan program (as such program is amended, supplemented or otherwise modified, from time to time), and is referred to as a “HomeStyle® Renovation Mortgage” by Fannie Mae.
Jumbo High LTV Mortgage Loan: A Jumbo Mortgage Loan which meets the criteria set forth in the Transactions Terms Letter.
Jumbo Interest Only Mortgage Loan: A Jumbo Mortgage Loan that is an Interest Only Mortgage Loan.
Lien: Any mortgage, lien, pledge, charge, security interest or similar encumbrance.
Manufactured Home Loan: A Conventional Conforming Mortgage Loan or Government Mortgage Loan secured by a manufactured home (as defined by HUD) provided that (a) such manufactured home is attached to a permanent foundation, is no longer transportable (mobile homes) and is considered and treated as “real estate” under applicable law, (b) such manufactured home is originated in compliance with Title II under FHA 203(b) and (c) such Conventional Conforming Mortgage Loan or Government Mortgage Loan is eligible for securitization by an Agency pursuant to the terms of the applicable Agency Guides.

Moody’s: Moody’s Investors Service, Inc. or any successor thereto.
Permitted Non-Qualified Mortgage Loan: A Jumbo Interest Only Mortgage Loan.
Proprietary Lease: The lease on a Cooperative Unit evidencing the possessory interest of the owner of the Cooperative Shares in such Cooperative Unit.
RD: The United States Department of Agriculture Rural Development and any successor thereto.

RD Loan Guaranty Agreement: The obligation of the United States to pay a specific percentage of a Mortgage Loan (subject to a maximum amount) upon default of the Mortgagor.

RD Regulations: The regulations promulgated by the RD under the Consolidated Farm and Rural Development Act of 1977; and other RD issuances relating to rural housing loans codified in the Code of Federal Regulations.

Recognition Agreement: An agreement among a Cooperative Corporation, a lender and a Mortgagor with respect to a Cooperative Loan whereby such parties (i) acknowledge that such lender may make, or intends to make, such Cooperative Loan, and (ii) make certain agreements with respect to such Cooperative Loan.
S&P: Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.
Stock Certificate: With respect to a Cooperative Loan, the certificates evidencing ownership of the Cooperative Shares issued by the Cooperative Corporation.
Stock Power: With respect to a Cooperative Loan, an assignment of the Stock Certificate or an assignment of the Cooperative Shares issued by the Cooperative Corporation.
USDA: The United States Department of Agriculture and any successor thereto.
VA Streamline Refinance Mortgage Loan: A Government Mortgage Loan originated and underwritten in accordance with the “VA Streamline Refinance” program and VA Regulations.
Section 15.Representations and Warranties. Exhibit L to the Existing Master Repurchase Agreement is hereby amended by:
1.deleting the first paragraph in its entirety and replacing it with the following:
Representations and Warranties Concerning Purchased Assets. Seller represents and warrants to and covenants with Buyer that the following are true and correct with respect to each Purchased Asset as of the related Purchase Date through and until the date on which such Purchased Asset is repurchased by Seller. With respect to those representations and warranties which are made to the best of Seller’s knowledge, if it is discovered by Seller or Buyer that the substance of such representation and warranty is inaccurate, notwithstanding Seller’s lack of knowledge with respect to the substance of such representation and warranty, such inaccuracy shall be deemed a breach of the applicable representation and warranty.
2.deleting clauses (f), (i), (j), (l), (n), (o), (s), (t), (dd), (ll), (xx), (bbb), (fff) and (ggg) in their entirety and replacing them with the following, respectively:

(f)
Validity of Mortgage Documents. The Mortgage Loan is evidenced by instruments acceptable to FHA, VA, RD, Fannie Mae, Freddie Mac or the Approved Investor, as applicable, given the type of Mortgage Loan. The Mortgage Loan Documents, Other Mortgage Loan Documents and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan, and all signatures thereon, are genuine, and each such document is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms, except as may be limited by bankruptcy or other laws affecting the enforcement of creditor’s rights generally, and there are no rights of rescission, set-offs, counterclaims or other defenses with respect thereto. All parties to the Mortgage Loan Documents, Other Mortgage Loan Documents and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, had legal capacity to enter into the Mortgage Loan and to execute and deliver any such instrument or agreement and such instrument or agreement has been duly and properly executed by such related parties. Seller has reviewed all of the documents constituting the Mortgage Loan File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein. To the best of Seller’s knowledge, except as disclosed to Buyer in writing, all tax identifications and property descriptions are legally sufficient; and tax segregation, where required, has been completed.

(i)
Original Terms Unmodified. The terms of the Mortgage Note (and the Proprietary Lease, the Assignment of Proprietary Lease and Stock Power with respect to each Cooperative Loan) and Mortgage have not been impaired, waived, altered or modified in any respect from the date of origination, except by a written instrument which has been recorded, if necessary to protect the interests of Buyer, and which has been delivered to Custodian; provided, that none of the payment terms, interest rate, maturity date or other material terms have been impaired, waived, altered or modified in any respect. The substance of any such waiver, alteration or modification has been approved by the title insurer, to the extent required. No Mortgagor in respect of the Mortgage Loan has been released, in whole or in part, except in connection with an assumption agreement approved by the title insurer, to the extent required by such policy, and which assumption agreement is part of the Mortgage Loan File delivered to Custodian.

(j)
No Defenses. The Mortgage Loan (and the Assignment of Proprietary Lease to each Cooperative Loan) is not subject to any right of rescission, set-off, counterclaim or defense, including, without limitation, the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor in respect of the Mortgage Loan was a debtor in any state or federal bankruptcy or insolvency proceeding at the time the Mortgage Loan was originated. Seller has no knowledge nor has it received any notice that any Mortgagor in respect of the Mortgage Loan is a debtor in any state or federal bankruptcy or insolvency proceeding.

(l)
No Defaults. There is no default, breach, violation or event of acceleration existing under the Mortgage or the related Mortgage Note, and no event has occurred that, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and neither Seller nor its predecessors have waived any default, breach, violation or event of acceleration; and with respect to each Cooperative Loan, there is no default in complying with the terms of the Mortgage Note, the Assignment of Proprietary Lease and the Proprietary Lease and all maintenance charges and assessments (including assessments payable in the future installments, which previously became due and owing) have been paid, and Seller has the right under the terms of the Mortgage Note, Assignment of Proprietary Lease and Recognition Agreement to pay any maintenance charges or assessments owed by the Mortgagor.

(n)
Customary Provisions. The Mortgage Note has a stated maturity. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby. There is no homestead or other exemption or other right available to the Mortgagor or any other person, or restriction on Seller or any other person, including without limitation, any federal, state or local, law, ordinance, decree, regulation, guidance, attorney general action, or other pronouncement, whether temporary or permanent in nature, that would interfere with, restrict or delay, either (y) the ability of Seller, Buyer or any servicer, subservicer or any successor servicer or successor subservicer to sell the related Mortgaged Property at a trustee's sale or otherwise, or (z) the ability of Seller, Buyer or any servicer or any successor servicer to foreclose on the related Mortgage. The Mortgage Note and Mortgage are on forms acceptable to FHA, VA, RD, Freddie Mac or Fannie Mae.

(o)
Location and Type of Mortgaged Property. The Mortgaged Property consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or such other dwelling(s) conforming with the applicable Fannie Mae and Freddie Mac requirements regarding such dwellings or conforming to underwriting guidelines acceptable to Buyer in its sole discretion; provided that no residence or dwelling is a condominium unit or Cooperative Unit (unless the related Mortgage Loan was originated in compliance with the Agency Guides), a mobile home, a manufactured home (other than a manufactured home that meets the criteria set forth in the definition of Manufactured Home Loan). No Mortgage Loan is secured by a multi-family, mixed-use or commercial property, nor is any portion of the Mortgaged Property used for commercial purposes.

(s)
No Future Advances. The full original principal amount of each Mortgage Loan, net of any discounts, has been fully advanced or disbursed to the Mortgagor named therein, except with respect to specific mortgage products agreed upon by Buyer in writing. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage. With respect to any Mortgage Loan, the terms of which require the Seller to make additional advances or disbursements to or on behalf of the Mortgagor named therein after the date of origination, Seller has made all such advances and disbursements in accordance with the terms of the Mortgage and/or the terms and conditions of the related mortgage loan program, and such additional amounts have been advanced or disbursed from Seller’s own funds and not from the funds representing any Purchase Price paid by Buyer to Seller hereunder. For all Mortgage Loans other than specific mortgage products agreed upon by Buyer in writing, there is no requirement for future advances and any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds therefor have been satisfied.

(t)
Ownership. Seller owns and has full right to sell the Asset to Buyer free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell each Asset pursuant to this Agreement and following the sale of each Asset, and upon Buyer’s receipt of a duly executed Warehouse Lender’s Release or Seller’s Release, if applicable, and its compliance with the terms set forth herein, Buyer will own such Asset (and with respect to any Cooperative Loan, the sole owner of the related Assignment of Proprietary Lease) free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest except any such security interest created pursuant to the terms of this Agreement.

(dd)	Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the Purchase Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee’s consolidated interest or by other title evidence acceptable to FHA, VA, RD, Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan.

(ll)
Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Seller or any Affiliate or correspondent of Seller, except in connection with a refinanced Mortgage Loan (including a HARP Mortgage Loan).

(xx)
Points and Fees. All points and fees related to the Mortgage Loan were disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. The points and fees related to such Mortgage Loan (other than a Bond Loan - 1st Lien and a Permitted Non-Qualified Mortgage Loan) did not exceed 3% of the total loan amount (or such other applicable limits for lower balance Mortgages) as specified under 12 CFR 1026.43(e)(3), and the points and fees were calculated using the calculation required for qualified mortgages under 12 CFR 1026.32(b) to determine compliance with applicable requirements.

(bbb)
Government Mortgage Loans. With respect to each Government Mortgage Loan, (i) the FHA Mortgage Insurance Contract is in full force and effect, there exists no impairment to full recovery, and HUD is not entitled to be indemnified by the related mortgagee under FHA Mortgage Insurance, the VA Loan Guaranty Agreement or the RD Loan Guaranty Agreement, as applicable, is in full force and effect to the maximum extent stated therein and there exists no impairment to full recovery thereunder, (ii) all necessary steps have been taken to keep such guaranty or insurance valid, binding and enforceable and each of such is the binding, valid and enforceable obligation of the FHA, the VA or the RD, respectively, to the full extent thereof, without surcharge, set-off or defense, (iii) such Government Mortgage Loan is insured, or eligible to be insured, pursuant to the National Housing Act or is guaranteed, or eligible to be guaranteed, under the provisions of Chapter 37 of Title 38 of the United States Code, as applicable, (iv) with respect to each FHA insurance certificate, VA guaranty certificate or RD loan guaranty, Seller has complied with applicable provisions of the insurance for guaranty contract and federal statutes and regulations, all premiums or other charges due in connection with such insurance or guarantee have been paid, there has been no act or omission which would or may invalidate any such insurance or guaranty, and the insurance or guaranty is, or when issued, will be, in full force and effect with respect to such Loan, (v) Seller has no knowledge of any defenses, counterclaims, or rights of setoff affecting such Government Mortgage Loan or affecting the validity or enforceability of any private mortgage insurance or FHA Mortgage Insurance, VA loan guaranty or RD loan guaranty with respect to such Government Mortgage Loan, and (vi) Seller has no knowledge of any circumstance which would cause such Government Mortgage Loan to be ineligible for FHA Mortgage Insurance, a VA loan guaranty or a RD loan guaranty, as applicable, or cause the FHA, the VA or the RD, as applicable, to deny or reject the related Mortgagor’s application for FHA Mortgage Insurance, a VA loan guaranty or a RD loan guaranty, respectively. Each Government Mortgage Loan was originated in accordance with the criteria of an Agency for purchase of such Government Mortgage Loans.

(fff)	Qualified Mortgage. Each Mortgage Loan (other than a Bond Loan - 1st Lien and a Permitted Non-Qualified Mortgage Loan) satisfies the following criteria:

(i)	Such Mortgage Loan is a Qualified Mortgage;

(ii)	Such Mortgage Loan is accurately identified in writing to Buyer as either a Safe Harbor Qualified Mortgage or a Rebuttable Presumption Qualified Mortgage;

(iii)
Prior to the origination of such Mortgage Loan, the related originator made a reasonable and good faith determination that the related Mortgagor would have a reasonable ability to repay such Mortgage Loan according to its terms, in accordance with, at a minimum, the eight underwriting factors set forth in 12 CFR 1026.43(c)(2); and

(iv)	Such Mortgage Loan is supported by documentation that evidences compliance with the Ability to Repay Rule and the QM Rule.

(ggg)
Ability to Repay Determination. There is no action, suit or proceeding instituted by or against or threatened against Seller in any federal or state court or before any commission or other regulatory body (federal, state or local, foreign or domestic) that questions or challenges the compliance of any Mortgage Loan (or the related underwriting) with, (x) except with respect to a Bond Loan - 1st Lien, the Ability to Repay Rule or, (y) except with respect to a Bond Loan - 1st Lien or a Permitted Non-Qualified Mortgage Loan, the QM Rule.

3.Adding the following clauses:

(hhh)
Cooperative Loan: Valid First Lien. With respect to each Cooperative Loan, the related Mortgage is a valid, enforceable and subsisting first security interest on the related cooperative shares securing the related cooperative note and lease, subject only to (a) liens of the cooperative for unpaid assessments representing the Mortgagor’s pro rata share of the cooperative’s payments for its blanket mortgage, current and future real property taxes, insurance premiums, maintenance fees and other assessments to which like collateral is commonly subject and (b) other matters to which like collateral is commonly subject which do not materially interfere with the benefits of the security intended to be provided by the security interest. There are no liens against or security interests in the cooperative shares relating to each Cooperative Loan (except for unpaid maintenance, assessments and other amounts owed to the related cooperative which individually or in the aggregate will not have a material adverse effect on such Cooperative Loan), which have priority equal to or over Seller’s security interest in such Cooperative Shares.

(iii)
Cooperative Loan: Compliance with Law. With respect to each Cooperative Loan, the related cooperative corporation that owns title to the related cooperative apartment building is a “cooperative housing corporation” within the meaning of Section 216 of the Code, and is in material compliance with applicable federal, state and local laws which, if not complied with, could have a material adverse effect on the Mortgaged Property.

(jjj)	Cooperative Loan: No Pledge. With respect to each Cooperative Loan, there is no prohibition against pledging the shares of the cooperative corporation or assigning the

Proprietary Lease. With respect to each Cooperative Loan, (i) the term of the related Proprietary Lease is longer than the term of the Cooperative Loan, (ii) there is no provision in any Proprietary Lease which requires the Mortgagor to offer for sale the Cooperative Shares owned by such Mortgagor first to the Cooperative Corporation, (iii) there is no prohibition in any Proprietary Lease against pledging the Cooperative Shares or assigning the Proprietary Lease and (iv) the Recognition Agreement is on a form of agreement published by Aztech Document Systems, Inc. as of the date hereof or includes provisions which are no less favorable to the lender than those contained in such agreement.

(kkk)
Cooperative Loan: Acceleration of Payment. With respect to each Cooperative Loan, each Assignment of Proprietary Lease contains enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization of the material benefits of the security provided thereby. The Assignment of Proprietary Lease contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Note in the event the Cooperative Unit is transferred or sold without the consent of the holder thereof.

(lll)    Permitted Non-Qualified Mortgage.  Each Mortgage Loan that is a Permitted Non-Qualified Mortgage Loan satisfies the following criteria:

(i)
Prior to the origination of such Mortgage Loan, the related originator made a reasonable and good faith determination that the related Mortgagor would have a reasonable ability to repay such Mortgage Loan according to its terms, in accordance with, at a minimum, the eight underwriting factors set forth in 12 CFR 1026.43(c)(2); and

(ii)	Such Mortgage Loan is supported by documentation that evidences compliance with the Ability to Repay Rule.
Section 16.Fees and Expenses. Seller hereby agrees to pay to Buyer, on demand, any and all reasonable fees, costs and expenses (including reasonable fees and expenses of counsel) incurred by Buyer in connection with the development, preparation and execution of this Amendment, irrespective of whether any transactions hereunder are executed.
Section 17.Conditions Precedent. This Amendment shall become effective as of the date hereof upon Buyer’s receipt of this Amendment, executed and delivered by a duly authorized officer of Buyer and Seller.
Section 18.Limited Effect. Except as expressly amended and modified by this Amendment, the Existing Master Repurchase Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms.
Section 19.Counterparts. This Amendment may be executed by each of the parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.
Section 20.Severability. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.
Section 21.GOVERNING LAW. This AMENDMENT and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of the State of New York, without regard to principles of conflicts of laws (other than Section 5-1401 of the New York General Obligations Law).
[SIGNATURE PAGE FOLLOWS]

Signature Page to Amendment No. 2 to Master Repurchase Agreement
IN WITNESS WHEREOF, the parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.
Bank of America, N.A., as Buyer
By: ___/s/ Adam Robitshek_____________
Name: Adam Robitshek
Title: Vice President

STONEGATE MORTGAGE CORPORATION, as Seller
By: ___/s/ John Macke______________________
Name: John Macke
Title: Executive Vice President